Exhibit 99.1

FXCM Reports Monthly Metrics

NEW YORK, April 11, 2016 -- FXCM Inc. (NYSE:FXCM) today announced certain key customer trading metrics for March 2016 for its retail and institutional foreign exchange business.

March 2016 Customer Trading Metrics from Continuing Operations (1)

Retail Customer Trading Metrics

•	Retail customer trading volume (2) of $291 billion in March 2016, 6% lower than February 2016 and 11% lower than March 2015.

•	Volume from indirect sources was 36% of total retail volume (2) in the first quarter 2016.

•	Retail customer trading volume (2) for the first quarter 2016 was $931 billion, 3% lower than the fourth quarter 2015, and 0.3% lower than the first quarter 2015.

•	Average retail customer trading volume (2) per day of $12.7 billion in March 2016, 14% lower than February 2016 and 15% lower than March 2015.

•	An average of 563,123 retail client trades per day in March 2016, 14% lower than February 2016 and 7% higher than March 2015.

•	Active accounts (3) of 175,736 as of March 31, 2016, an increase of 214 accounts, or 0.1%, from February 29, 2016, and an increase of 4,829 accounts, or 3%, from March 31, 2015.

•	Tradeable accounts (4) of 167,364 as of March 31, 2016, an increase of 2,085 accounts, or 1% from February 29, 2016, and a decrease of 17,812 accounts, or 10%, from March 31, 2015.

Institutional Customer Trading Metrics

•	Institutional customer trading volume (2) of $83 billion in March 2016, 57% higher than February 2016 and 26% higher than March 2015.

•	Average institutional trading volume (2) per day of $3.6 billion in March 2016, 44% higher than February 2016 and 20% higher than March 2015.

•	An average of 52,551 institutional client trades per day in March 2016, 4% higher than February 2016 and 265% higher than March 2015.

More information, including historical results for each of the above metrics, can be found on the investor relations page of FXCM's corporate website www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc. FXCM undertakes no obligation to publicly update or review previously reported operating data. Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company's corporate website www.fxcm.com.

(1)	Customer Trading Metrics from Continuing Operations excludes discontinued operations of FXCM Japan and FXCM Hong Kong.

(2)	Volume that FXCM customers traded in period is translated into US dollars.

(3)	An Active Account represents an account that has traded at least once in the previous twelve months.

(4)	A Tradeable Account is an account with sufficient funds to place a trade in accordance with FXCM trading policies.

Disclosure Regarding Forward-Looking Statements

In addition to historical information, this release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995, which reflect FXCM's current views with respect to, among other things, its operations and financial performance in the future. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about FXCM's industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with the events that took place in the currency markets on January 15, 2015 and their impact on FXCM's capital structure, risks associated with FXCM's ability to recover all or a portion of any capital losses, risks relating to the ability of FXCM to satisfy the terms and conditions of or make payments pursuant to the terms of the credit agreement with Leucadia, risks related to FXCM's dependence on FX market makers, market conditions, risks associated with the outcome of any potential litigation or regulatory inquiries to which FXCM may become subject as a result of the cybersecurity incident that was reported in a press release on October 1, 2015, risks associated with potential reputational damage to FXCM resulting from this cybersecurity incident, and the extent of remediation costs and other additional expenses that may be incurred by FXCM as a result of this security incident, and those other risks described under "Risk Factors" in FXCM Inc.'s Annual Report on Form 10-K, FXCM Inc.’s latest Quarterly Report on Form 10-Q, and other reports or documents FXCM files with, or furnishes to, the SEC from time to time, which are accessible on the SEC website at sec.gov. This information should also be read in conjunction with FXCM's Consolidated Financial Statements and the Notes thereto contained in FXCM's Annual Report on Form 10-K, FXCM Inc.’s latest Quarterly Report on Form 10-Q, and in other reports or documents that FXCM files with, or furnishes to, the SEC from time to time, which are accessible on the SEC website at sec.gov.

About FXCM Inc.

FXCM Inc. (NYSE:FXCM) is a leading provider of online foreign exchange (forex) trading, CFD trading, spread betting and related services. Our mission is to provide global traders with access to the world's largest and most liquid market by offering innovative trading tools, hiring excellent trading educators, meeting strict financial standards and striving for the best online trading experience in the market.

Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, which may result in losses that could exceed your deposits, therefore may not be suitable for all investors. Read full disclaimer.

Visit www.fxcm.com and follow us on Twitter @FXCM, Facebook FXCM, Google+ FXCM or YouTube FXCM.

FXCM Inc.

Jaclyn Klein, 646-432-2463

Vice-President, Corporate Communications

jklein@fxcm.com

investorrelations@fxcm.com